FIFTH AMENDMENT
TO THE TD BANKNORTH INC. 401(k) PLAN

The TD Banknorth Inc. 401(k) Plan (the “Plan”) was last amended and restated effective generally January 1, 2004, and subsequently amended by First, Second, Third and Fourth Amendments effective as of the dates stated therein. The Plan shall be further amended as set forth below.

1.  The terms used in this Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise.

2.  For purposes of conformity with the legal name of the Plan sponsor, all references in the Plan to “Banknorth Stock” shall be replaced by references to “TD Banknorth Stock,” effective March 1, 2005.

3.  For purposes of clarification, the references to the “Effective Date” in Sections 9.01, 9.02, and 9.03 shall be replaced by references to January 1, 2001, the original effective date of each such provision. Such change shall be made as of January 1, 2004.

4.  Section 1.62(c) shall be amended by the addition of the following sentence thereto: “The Trustee shall be a directed trustee within the meaning of ERISA Section 403(a)(1) to the extent provided by the Trust Agreement.”

5.  For purposes of clarification, Section 1.65(a) shall be amended to read in its entirety as follows, effective January 1, 2002:

(a) For participation purposes, before January 1, 2002, for all Eligible Employees, and on and after such date for each Eligible Employee who is classified on the payroll records of the Employer as a temporary employee, a computation period of twelve (12) consecutive months during which an Employee is credited with at least one thousand (1,000) Hours of Service. The initial computation period shall begin with the date that the Employee first performs one Hour of Service upon commencing employment or re-employment, as the case may be, with the Company or an Affiliate. Upon completion of the initial computation period, the computation period for participation shall shift to the Plan Year and shall include the Plan Year in which the initial computation period is completed. Effective January 1, 2002, “Year of Service” for all Eligible Employees except such temporary employees means a computation period of twelve (12) months during which an Employee is continuously employed by the Employer, provided that each affected Employee shall be credited with one Year of Service hereunder for his or her computation period ending in 2002 if he or she either completes at least one thousand (1,000) Hours of Service or completes twelve (12) consecutive months of continuous employment during such computation period.

6.  Section 2.01(a) shall be amended by the addition of the following sentence thereto: “Notwithstanding the foregoing to the contrary, beginning July 1, 2006, an Eligible Employee who does not commence participation on his or her initial entry date may commence participation at any time thereafter by filing a Participation Agreement with the Plan Administrator.

7.  Section 2.02 shall be amended by the addition of the following paragraph thereto:

Notwithstanding the preceding sentence to the contrary, beginning July 1, 2006, such individual again shall become a Participant on the date on which he or she again becomes an Eligible Employee (or any time thereafter) by filing a Participation Agreement with the Plan Administrator. He or she shall commence or recommence participation with respect to Company Contributions on the effective date of such Participation Agreement (or the date determined under Section 2.01(b), if later).

8.  For purposes of clarification, the following Section shall be added to Article II, effective January 1, 2002:

2.04 Service. Effective January 1, 2002, the definitions in this Section shall take precedence over any contrary provisions of the Plan with respect to periods of service determined by continuous employment.

(a) “Break in Service” means a period of at least twelve (12) consecutive months commencing on the date on which an Employee quits, retires, is discharged, or dies, provided he or she is not credited with an Hour of Service within twelve (12) months subsequent to such date, or, if earlier, the first anniversary of the first day on which the Employee is absent from service for any other reason (but not earlier than the date required by Code Section 414(u)), and ending on his or her subsequent reemployment date. If a Participant is absent from work for maternity or paternity reasons (as defined in Section 1.09(a)), the twelve-consecutive month period commencing on the first anniversary of the first day of such absence shall not constitute a Break in Service.

(b) “Year of Service” means, for purposes of determining an Eligible Employee’s right to participate with respect to Company Contributions, a period of twelve (12) months of eligible employment. An Employee shall be credited with his or her aggregate months of service, commencing on his or her employment date and any reemployment date and ending on the subsequent date on which the Employee quits, retires, is discharged, or dies, provided he or she is not credited with an Hour of Service within twelve (12) months subsequent to such date, or, if earlier, the first anniversary of the first day on which the Employee is absent from service for any other reason (but not earlier than the date required by Code Section 414(u).

9.  The second sentence of Section 3.01(b) shall be amended to read in its entirety as follows: “If a Participant ceases to make Salary Deferrals, such Participant may resume may participation at any time thereafter by filing a Participation Agreement with the Plan Administrator; provided that, before July 1, 2006, such Participant shall not be entitled to again make Salary Deferrals until the first payroll period of the Calendar Quarter following the cessation of deferrals.

10.  Section 3.01(c) shall be amended by the addition of the following sentence thereto: “Notwithstanding the preceding sentences to the contrary, beginning July 1, 2006, a request for change shall be effective as soon as practicable following receipt by the Plan Administrator of such request.”

11.  Section 5.03(a) shall be amended to read in its entirety as follows:

(a) The Trustee shall value the Trust Fund pursuant to the terms of the Trust Agreement.

12.  Section 6.01 shall be amended to read in its entirety as follows:

6.01 Investment Funds. The Trustee shall establish a TD Banknorth Stock Fund and a TD Bank Stock Fund, in accordance with Section 7.01, and one or more other Investment Funds, as the Plan Administrator shall from time to time direct. Each Investment Fund, other than the TD Banknorth Stock Fund and the TD Bank Stock Fund, shall be invested, as the Plan Administrator shall direct, at the discretion of a duly appointed Investment Manager in accordance with such investment guidelines and objectives as may be established by the Plan Administrator; or in such investments as the Plan Administrator may specify for such Investment Fund.

The Plan Administrator may from time to time change its direction with respect to any Investment Fund and may, at any time, eliminate any Investment Fund. Whenever an Investment Fund is eliminated, the Trustee shall promptly liquidate the assets of such Investment Fund and reinvest the proceeds thereof in accordance with the direction of the Plan Administrator.

The Trustee shall transfer to each Investment Fund such portion of the assets of the Trust as the Plan Administrator may from time to time direct in accordance with the terms of the Plan. All interest, dividends and other income received with respect to, and any proceeds realized from the sale or other disposition of, assets held in any Investment Fund shall be credited to and reinvested in such Investment Fund, and all expenses properly attributable to any Investment Fund shall be paid therefrom unless paid by the Company.

13.  The first paragraph of Section 6.02(a) shall be amended to read in its entirety as follows:

(a) On and after January 1, 2004, each Participant may direct that contributions made on his or her behalf shall be invested in any one or more of the Investment Funds, provided that no Participant shall be permitted to reinvest any portion of contributions to his or her ESOP Account if the Plan Administrator determines that reinvestment would cause the ESOP Assets (as defined in Section 7.01) to fail to be invested primarily in TD Banknorth Stock. An investment direction shall be made by such written, telephonic or electronic means as shall be prescribed by the Plan Administrator.

14.  The first sentence of Section 6.02(c) shall be amended to read as follows:

A Participant may elect to reinvest all or a portion of the balance credited to one or more of his or her accounts in any one or more of the Investment Funds; provided that he or she may not reinvest any portion of the balance credited his or her ESOP Account that is attributable to payments of principal and interest on an outstanding Acquisition Loan; and provided further that no Participant shall be permitted to reinvest any portion of such account if the Plan Administrator determines that reinvestment would cause the ESOP Assets (as defined in Section 7.01) to fail to be invested primarily in TD Banknorth Stock.

15.  Section shall be amended to read in its entirety as follows:

7.01 Stock Funds.

(a) The Trustee, as directed by the Plan Administrator, shall establish a TD Banknorth Stock Fund and the following two sub-funds under the TD Banknorth Stock Fund:

(i) The TD Banknorth Stock Fund (non-ESOP), which shall consist of all amounts held by the Plan that are invested in TD Banknorth Stock that are attributable to Salary Deferrals and Company Contributions for the current Plan Year.

(ii) The TD Banknorth Stock Fund (ESOP), which shall be an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended, and shall consist of all amounts held by the Plan that are invested in TD Banknorth Stock that are not attributable to Salary Deferrals and Company Contributions for the current Plan Year. Such amounts (together with any Acquisition Loan Suspense Account) shall be the “ESOP Assets” under the Plan.

As soon as practicable following the last day of each Plan Year, the contributions attributable to such Plan Year that are invested in the TD Banknorth Stock Fund (non-ESOP), adjusted for gains or losses, shall automatically be transferred to the TD Banknorth Stock Fund (ESOP).

The Trustee shall invest the TD Banknorth Stock Fund (non-ESOP) and the ESOP Assets as directed by the Plan Administrator, which direction shall be in accordance with the Plan and Trust Agreement and the applicable provisions of the Code, ERISA, and (excluding the TD Banknorth Stock Fund (non-ESOP)) any other laws affecting tax qualified pension benefit plans designed to qualify as employee stock ownership plans; provided that, in aggregate, the ESOP Assets shall be invested primarily in TD Banknorth Stock.

(b) Effective March 1, 2005, the Trustee, as directed by the Plan Administrator, shall establish a TD Bank Stock Fund, which shall consist of all amounts held by the Plan that are in-vested in TD Bank Stock. The Trustee shall invest the TD Bank Stock Fund as directed by the Plan Administrator, which direction shall be in accordance with the Plan and Trust Agreement and the applicable provisions of the Code and ERISA.

16.  Section 7.02(c) shall be amended by replacing the references to the “Trustee” in the second, fourth and fifth sentences thereof with references to the “Plan Administrator.”

17.  Section 7.02(d) shall be amended such that all references to the “Trustee” are immediately followed by the phrase “as directed by the Plan Administrator.”

18.  Section 7.03(a) shall be amended to read in its entirety as follows:

(a) Whenever required by the Participants’ investment directions under Article VI, or as directed by the Plan Administrator, the Trustee shall purchase shares of Stock pursuant to the Trust Agreement. If so directed by the Plan Administrator, the Trustee may purchase any such shares from the Company; shares purchased from the Company may either be treasury shares or authorized but unissued shares; provided, however, that no shares of TD Banknorth Stock purchased with the proceeds of an Acquisition Loan shall be purchased from a Participating Employer (other than the Company) or any Affiliate. If shares of Stock are acquired by the Plan other than on an exchange or other national market system, such shares shall be purchased at prices that do not exceed Fair Market Value.

19.  The last sentence of Section 7.03(c) shall be amended to read as follows: “During such period, amounts that would otherwise be invested in shares of Stock shall be invested in such other assets as the Plan Administrator may determine, or the Trustee may hold such amounts uninvested pending the designated investment.”

20.  Section 7.04(b) shall be amended to read in its entirety as follows:

“(b) Each Participant (or, in the event of a Participant’s death, the Participant’s Beneficiary) shall have the right, to the extent of shares of Stock allocated to the Participant’s Aggregate Account, to direct the Trustee in writing as to the manner in which to vote with respect to such shares of Stock. Before each annual or special meeting of the shareholders of the Company or TD Bank, as the case may be, the Plan Administrator shall cause to be sent to each Participant a copy of the proxy solicitation material for the meeting, together with a form requesting confidential instructions to the Trustee as to the voting of the affected shares of Stock allocated to each Participant’s Aggregate Account, whether or not vested. The Trustee, itself or by proxy, shall vote the shares of Stock in such Aggregate Account in accordance with the terms of the Trust Agreement.”

21.  Section 7.05(b) shall be amended such that the reference to the “Trustee” in the second sentence thereof is immediately followed by the phrase “as directed by the Plan Administrator.”

22.  Section 7.08(a) and (b) shall be amended to read in their entirety as follows:

(a) Each Participant (or, in the event of a Participant’s death, the Participant’s Beneficiary) shall have the right, to the extent of shares of Stock allocated to the Participant’s Aggregate Account, to direct the Trustee in writing as to the manner in which to respond to a tender or exchange offer with respect to Stock. The Plan Administrator shall utilize its best efforts to timely distribute or cause to be distributed to each Participant such information as will be distributed to shareholders of the Company in connection with any such tender or exchange offer. The Trustee shall respond to the tender or exchange offer with respect to the shares of Stock in each Participant’s Aggregate Account in accordance with the terms of the Trust Agreement.

(b) Cash proceeds received by the Trustee from the sale or exchange of any shares of Stock under this Section shall be invested by the Trustee, at the direction of the Plan Administrator, in the Investment Fund that presents the least risk of loss as determined by the Plan Administrator.

23.  Section 8.02(c)(i) shall be amended to read in its entirety as follows:

(c) A hardship withdrawal shall be permitted only if the distribution is on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need.

(i) A financial need may qualify as immediate and heavy without regard to whether such need was foreseeable or voluntarily incurred by the Participant. The following shall be deemed immediate and heavy financial needs:

(A) Expenses for (or necessary to obtain) medical care that would be deductible under Section 213(d) of the Code (determined without regard to whether expenses exceed 7.5% of adjusted gross income);

(B) Costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

(C) Payment of tuition, related educational fees and room and board expenses for the next twelve (12) months of post-secondary education for the Participant, his or her spouse or dependent (within the meaning of Section 152 of the Code and, for taxable years beginning on or after January 1, 2005, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code);

(D) Payment to prevent eviction of the Participant from his or her principal residence or foreclosure on the mortgage on the Participant’s principal residence;

(E) Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, child or dependent (within the meaning of Section 152 of the Code and, for taxable years beginning on or after January 1, 2005, without regard to Section 152(d)(1)(B) of the Code);

(F) Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income); and

(G) Any other financial need deemed to be immediate and heavy by the Commissioner of Internal Revenue as set forth in a Treasury regulation, revenue ruling, notice, or other document of general applicability.

The above list of deemed immediate and heavy financial needs shall not be exclusive, and other needs may qualify as immediate and heavy financial needs.

24.  Section 11.02(m) shall be deleted.

25.  Section 13.03 shall be amended to read in its entirety as follows: “The Trustee shall have the power to do all such acts, take all such proceedings, and exercise all such rights and privileges as may be provided in the Trust Agreement.”

26.  Section 14.02(e) shall be amended to read in its entirety as follows: “In the case of a total or partial termination of the Plan, and in the absence of a Plan amendment to the contrary, the Trustee, as directed by the Plan Administrator, shall pay the balance of an affected Participant’s Aggregate Account in a single lump sum payment.”

27.  Section 15.01 shall be amended such that the reference to the “Trustee” in the fourth sentence thereof is immediately followed by the phrase “at the direction of the Plan Administrator.”

28.  Section 16.03(e) shall be amended to read in its entirety as follows:

“(e) On the Plan Affiliation Date, the vested interest in the Plan of each Participant whose account is transferred from the Predecessor Plan shall be no less than his or her vested employer contributions account and his or her participant contributions account under the Predecessor Plan on the date preceding the merger. If the Participant terminated employment before the Plan Affiliation Date, and does not subsequently become an Eligible Employee under this Plan, his or her vested interest shall be determined in accordance with the provisions of the applicable Predecessor Plan.

29.  Section 16.05 shall be removed from the Plan, and the optional forms of payment available to a Predecessor Plan Participant with respect to his or her Predecessor Plan Account on and after the applicable Plan Affiliation Date shall be determined in accordance with the terms of this Plan, as provided by Section 16.03(d).

30.  Sections 16.06 and 16.07 shall be redesignated as Sections 16.05 and 16.06, respectively, and Section 16.05 (as so redesignated) shall be amended to read in its entirety as follows:

16.05 Predecessor Plan Accounts Subject to Survivor Annuity Requirements. The Plan shall be a “transferee plan” (within the meaning of Treasury Regulation Section 1.401(a)-20) with respect to any Predecessor Plan Account that may be held under this Plan as the result of a direct or indirect transfer from any plan that is a defined benefit plan or a defined contribution plan that is subject to Section 412 of the Code. Notwithstanding any other provision of the Plan to the contrary, if the Plan is a transferee plan with respect to any portion of a Participant’s Aggregate Account, then the normal form of payment of his or her account shall be determined in accordance with the applicable Predecessor Plan and the survivor annuity requirements of Sections 401(a)(11) and 417 of the Code. The Participant may elect, in the manner described in Section 4.02 of the TD Banknorth Inc. Pension Plan, to receive payment of his or her Aggregate Account as a single lump sum payment in cash that is otherwise identical (within the meaning of subsection (e) of Q&A-2 of Treasury Regulation § 1.411(d)-4) to the optional forms of benefit that would have been available to the Participant under the Predecessor Plan immediately prior to such date.

31.  Items 2, 3, 5 and 8 of this Fifth Amendment shall be effective as of the dates stated therein; items 4, 6, 7, 9 through 22, and 24 through 30 shall be effective July 1, 2006; and item 16 shall be effective January 1, 2006.

IN WITNESS WHEREOF, to record the adoption of this Fifth Amendment, TD Banknorth Inc. has caused this instrument to be executed by its duly authorized officer this  19th          day of    May                                     , 2006.

TD BANKNORTH INC. By Susan G. Shorey Its Senior Vice President